Exhibit 99.1

22 December 2014
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

ACQUISITION OF £503.0 MILLION UK MIXED USE PORTFOLIO FROM RECEIVERS
ON BEHALF OF AVIVA

Kennedy Wilson Europe Real Estate Plc, a LSE listed property company (LSE: KWE) that invests in direct real estate and real estate loans in Europe, announces that it has exchanged on a portfolio of 180 mixed use properties located across the UK from multiple receivers on behalf of Aviva Commercial Real Estate Finance (“Aviva”) for a purchase price of £503.0 million, reflecting a net initial yield of 6.9% (gross yield 7.2%).
The acquisition is expected to complete at the end of January and will be funded from the Company’s cash resources and a new £352.3 million secured loan facility with Aviva.
Portfolio acquisition:
The c. 3.5 million sq ft portfolio is 98% occupied with a WAULT of 9.6 years (11.1 years to expiry) and generates total net rental income of £36.1 million. Its geographic concentration is predominately England, 54% weighted towards London and the South East with 5% of value weighted towards Scotland and Wales. The primary sector use is retail, food and convenience, comprising 62% of the value of the portfolio followed by leisure at 14%, industrial at 12%, and office and hotels at 6%, respectively.
The portfolio includes strong institutional grade properties with the top ten assets representing 31% of the purchase price and a combined value of £153.5 million. These include the likes of the Travelodge hotel in King’s Cross, London, the Waitrose Superstore in Saltash, Cornwall and the Asda Superstore in Hemel Hempstead.
The top ten tenants represent 32% of total net rental income with a WAULT of 12.6 years (14.9 years to expiry). These include robust covenants such as Wincanton, Debenhams, Travelodge, Waitrose and Matalan.
Upon completion of the acquisition, the KWE investment portfolio will have a value of £1,948.5 million1, with net rental income of £130.1 million, generating a net initial yield of 6.5% (gross yield 6.7%). The portfolio geographic split will be 72% UK and 28% Ireland with an asset mix of 89% direct real estate and 11% loans. The main sector splits will be 40% office, 27% retail and 8% industrial.

1.
Calculated as value of investment properties and loans secured by real estate, excluding developments; based on valuation by external valuers, CBRE, as at 31 August 2014 and net purchase price of acquisitions made after this date.

Acquisition financing:
Simultaneous with the acquisition, a senior debt facility has been agreed for £352.3 million, reflecting an LTV on the portfolio of 70%. The loan has been split into three-year floating-rate (33%), five-year fixed-rate (20%) and eight-year fixed-rate (47%) tranches at a weighted average margin of 206 bps across. The facility provides KWE the flexibility to substitute properties over the life of the loans, based on the acquisition purchase price.

Upon completion of the acquisition, the Group will have approximately £1,143.9 million of total debt financing of which £910.4 million will be fully drawn. The weighted average cost of debt will reduce to 2.8%, the term to maturity will increase to 5.4 years and the Group LTV will increase to 32.6%2.

2.	LTV calculated as net debt over investment value (value of investment properties and loans secured by real estate)
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“This significant portfolio acquisition allows us to access a high quality mixed use portfolio with strong tenant covenants generating robust income streams at a material discount to the original loan amounts. The portfolio benefits from a number of institutional quality investments with good individual asset liquidity across the remaining portfolio. There are significant asset management angles, including growing income through lease re-gears, renewals, rent reviews and the leasing up of vacant space.
“We are pleased to have vendor finance provided on such a material transaction and to be adding Aviva to KWE’s portfolio of lenders. This has enabled us to reduce the Group’s borrowing costs and extend the term to maturity.”
Ewan Tocher, Managing Director, Aviva UK Life Commercial Mortgage Restructuring, commented:
"The sale of this portfolio was central to concluding our property restructuring strategy for 2014 and we are very pleased that the high quality nature of the assets and income streams were attractive to KWE as an investor. The sale has allowed Barry Fowler's team in Aviva Commercial Finance to establish a new relationship with KWE through the provision of a new long term debt facility. With gilt yields at all time lows, we can offer attractive and competitive all-in financing costs for quality portfolios owned by experienced operators and we are keen to develop this relationship further."
CBRE advised KWE and JLL advised Aviva.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Nick Taylor/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company (LSE: KWE) that invests in real estate and real estate loans in Europe. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilsoneuropeplc.com

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S.,

U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Forward Looking Statements
This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the "Company") and its subsidiaries (together, the "Group"), and the Group's financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority.